AMENDMENT TO ADMINISTRATION AGREEMENT

AMENDMENT made as of this 1st day of July, 2010, by and between TCW STRATEGIC INCOME FUND, INC., a corporation organized under the laws of Maryland (the “Fund”), and State Street Bank and Trust Company (“State Street”), a Massachusetts trust company. Capitalized terms used herein without definition shall have the same meaning as set forth in the Agreement (defined below).

WHEREAS, the Fund and Investors Bank & Trust Company (“IBT”) entered into an Administration Agreement dated as of June 29, 2007, as amended, modified and supplemented from time to time (the “Agreement”);

WHEREAS, IBT merged with and into State Street, effective July 2, 2007, with the result that State Street now serves as Administrator under the Agreement;

WHEREAS, the Fund has requested that State Street amend the Agreement and State Street has agreed to do so as an accommodation to the Fund notwithstanding that as amended, the Agreement is not identical to the form of administration agreement customarily entered into by State Street as administrator, in order that the services to be provided to the Fund by State Street, as successor by merger to IBT, may be made consistently and predictably to the Fund; and

WHEREAS, the Fund and State Street desire to amend the Agreement as set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto agree as follows:

1.	Amendment of Agreement.

a)	Section 8 (a) of the Agreement is hereby amended by deleting the first paragraph of such Section in its entirety and inserting the following paragraph in lieu thereof:

“This Agreement shall remain in effect until June 30, 2013 (the “Initial Term”), unless earlier terminated as provided herein. After the expiration of the Initial Term, the term of this Agreement shall automatically renew for successive one (1) year terms (each a “Renewal Term”). During any Renewal Term, this Agreement may be terminated by either party by written notice to the other party, such termination to take effect not sooner than ninety (90) days after the date of delivery or mailing of such written notice.”

b)	Paragraph (a) of Section 9 of the Agreement is hereby amended to change the notice address to the Bank, as follows:

“(a)	...

To the Bank:

STATE STREET BANK AND TRUST COMPANY

John Hancock Tower

200 Clarendon Street, 17th Floor—JHT

Boston, Massachusetts 02116

Attention: Michael A. Foutes, Vice President

Telephone: 617-937-8660

Telecopy: 617-937-0269”

2.

This Amendment contains the entire understanding between the parties with respect to the transaction contemplated hereby. To the extent that any provision of this Amendment modifies or is otherwise inconsistent with any provision of the Agreement, this Amendment shall control, but the Agreement shall otherwise remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their officers designated below as of the date first written above.

STATE STREET BANK AND TRUST COMPANY

By:
Name:	Michael F. Rogers
Title:	Executive Vice President

TCW STRATEGIC INCOME FUND, INC.

By:
Name:	Philip K. Holl
Title:	Senior Vice President

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